TARVARAN, ASKELSON & COMPANY®
CERTIFIED PUBLIC ACCOUNTANTS

August 26, 2013

U.S. Securities and Exchange Commission
Office of the Chief Accountant
Washignton, DC 20549

Dear Sir or Madam:

We have read Cellular Biomedicine Group, Inc. Form 8K on August 26, 2013 regarding Item 4.01 Change in Registrant's Certifying Accountant. We agree with the statement regarding our firm, except that we are not in a position to agree or disagree with Cellular Biomedicine Group, Inc. statement that BDO USA, LLP ("BDO"), was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Cellular Biomedicine Group, Inc. financial statements.

Very truly yours,

Tarvaran Askelson & Company

Tarvaran, Askelson & Company

32565 B Golden Lantern, Suite 509, Dana Point CA 92629
Office: (949) 525-8688 WWW.TACLLP.COM Fax: (949) 606-0329